CyrusOne Inc.

CODE OF BUSINESS CONDUCT AND ETHICS

CODE OF BUSINESS CONDUCT AND ETHICS

TABLE OF CONTENTS

1LETTER FROM THE CHIEF EXECUTIVE OFFICER    5
2INTRODUCTION    6
2.1PURPOSE    6
2.2RESPONSIBILITIES AND BEHAVIORS    6
2.3SUPERVISORY RESPONSIBILITY    6
2.4SEEKING HELP AND INFORMATION    7
2.5REPORTING VIOLATIONS OR SUSPECTED VIOLATIONS    7
2.6INVESTIGATING REPORTS    7
2.7POLICY AGAINST RETALIATION    8
2.8WAIVERS OF CODE    8
3CONFLICTS OF INTEREST    8
3.1IDENTIFYING POTENTIAL CONFLICTS OF INTEREST    8
3.2DISCLOSING CONFLICTS OF INTEREST    10
3.3RESOLVING CONFLICTS OF INTEREST    10
4BUSINESS ENTERTAINMENT, MEALS, AND GIFTS    11
5CONFIDENTIAL INFORMATION    11
6COMPETITION AND FAIR DEALING    12
6.1RELATIONSHIPS WITH CUSTOMERS    12
6.2RELATIONSHIPS WITH SUPPLIERS    12
6.3RELATIONSHIPS WITH COMPETITORS    13
7PROTECTION AND USE OF COMPANY ASSETS    13
8COMPANY RECORDS    13
9POLITICAL CONTRIBUTIONS AND ACTIVITIES    14
10COMPLIANCE WITH LAWS    15
10.1ANTI-BRIBERY    15
10.2EXPORT CONTROL    15
10.3ANTITRUST    16
10.4INSIDER TRADING    17
11ACCURACY OF FINANCIAL REPORTS    18

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12PUBLIC COMMUNICATIONS    19
13CONCLUSION    19

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1	LETTER FROM THE CHIEF EXECUTIVE OFFICER

Dear CyrusOne Employee:

CyrusOne Inc. and its subsidiaries (collectively, the “Company”), are dedicated to conducting business consistent with the highest standards of business ethics. We have an obligation to our employees, stockholders, customers, suppliers, community representatives and other business contacts to be honest, fair and forthright in all of our business activities.

As an employee of the Company, you are faced every day with a number of business decisions. It is your personal responsibility to uphold the Company’s high standards of business ethics in each and every one of these situations. It is not possible for our Code to address every situation that you may face. If you use your good business judgment and rely on your experience, your business decisions are not likely to raise ethical issues. When you are faced with an ethical issue, we hope that this Code will serve as a guide to help you make the right choice.

We encourage you to take this opportunity to review this Code and our policies, and to discuss any questions you may have with your supervisor, the Human Resources department, or with the General Counsel directly. The guidelines set out in this Code are to be followed at all levels of this organization by our directors, officers and employees. We rely on you to uphold our core values and conduct our business honestly, fairly and with integrity.

Sincerely,

Gary Wojtaszek
Chief Executive Officer

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2	INTRODUCTION

2.1	PURPOSE

This Code of Business Conduct and Ethics (“Code”) contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. In many cases, the Company has adopted specific written policies to implement various provisions of this Code. To the extent this Code or those policies require a higher standard than required by commercial practice or applicable laws, we adhere to the higher standard.
This Code applies to all of our directors, officers and employees. Except where otherwise noted, all persons covered by this Code are referred to as “Company employees” or simply “employees.”

2.2	RESPONSIBILITIES AND BEHAVIORS

The Company is committed to the highest ethical standards in the conduct of its business and therefore the integrity of each employee, officer, and director is of paramount importance. All employees, officers, and directors are accountable for their actions and must conduct themselves with the utmost integrity. As part of conducting business ethically, employees, officers, and directors must conduct business in strict observance of all applicable federal, state, and local laws and regulations as set forth by those bodies that regulate the Company’s business, and those that regulate public companies, such as the Securities and Exchange Commission. Persons who act unethically or violate this Code and supplementing written policies may be subject to disciplinary action, up to and including termination or removal, and, if applicable, referral to the appropriate authorities for prosecution.
As a representative of the Company, your responsibility is to act ethically and with the highest level of integrity. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. If you are unclear about the appropriate response to a particular situation, it is your responsibility to use all the resources available to you to seek guidance. One point should be clear: each employee, officer, and director is individually responsible for his or her own actions.

2.3	SUPERVISORY RESPONSIBILITY

It is incumbent upon supervisors to take every opportunity to model behaviors consistent with our core values and this Code. If you are a supervisor, you are expected to demonstrate the highest standards of ethical conduct by encouraging open and honest discussions of the ethical, legal, and regulatory implications of business decisions, and by creating an open and supportive environment where your employees are comfortable asking questions, raising concerns and reporting misconduct. You should also ensure that everyone under your supervision clearly understands the legal and ethical expectations of the

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Company, including all aspects of the Code, policies and applicable laws. You must also work with the Human Resources department and the General Counsel when you become aware of any suspected violations of this Code.
2.4    SEEKING HELP AND INFORMATION

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Human Resources department or the General Counsel. Further information may also be obtained on the Company’s Ethics Website, https://www.openboard.info/CONE/index.cfm.
2.5    REPORTING VIOLATIONS OR SUSPECTED VIOLATIONS

The Company is committed to establishing and maintaining an effective process for employees, officers, and directors to report, and for the Company to respond to and correct, any type of misconduct. All employees, officers, and directors have a continuing responsibility and duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor, or the Company’s Human Resources department. Your supervisor or the Human Resources department will contact the General Counsel, who will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Company’s Human Resources department or the General Counsel directly. The Company has also established several other methods by which you can report your concerns, including an Ethics Website, and an Ethics Helpline, that is available 24 hours a day, 7 days a week. You may report your concerns in one of three ways: (1) via a posting to the Company’s confidential and secure Ethics Website, https://www.openboard.info/CONE/index.cfm; (2) via an e-mail to the Company’s dedicated ethics e-mail address, CONE@openboard.info; or (3) via telephone to the Company’s Ethics Helpline, at 1-866-822-4720. While providing your identity may assist the Company in addressing your questions or concerns, please note that if you choose, you may remain anonymous and will not be required to reveal your identity. Special processes and masking software are in place to assure that any phone call, e-mail or web-posting can be made anonymously and confidentially.
Further information on reporting known or suspected violations of this Code or of any laws, rules or regulations may be obtained on the Company’s Ethics Website, https://www.openboard.info/CONE/index.cfm.
2.6    INVESTIGATING REPORTS

All reports of known or suspected violations will be handled sensitively and with discretion. Your supervisor, the Human Resources department, the General Counsel and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your

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concern. During an investigation of suspected violations, you are required to cooperate fully in the investigation, and must take certain steps to do so. You must be honest and forthcoming at all times during an investigation, must provide investigators with full, accurate, timely, and truthful information, and must not interfere or obstruct the investigation. You may not discuss an investigation with others unless authorized to do so by the General Counsel. Failure to take any of these steps during an investigation is a violation of this Code.
Any person accused of violating this Code will be given an opportunity to present his or her version of the events prior to any determination that a violation has occurred, or any Company decision regarding the appropriate discipline.

2.7	POLICY AGAINST RETALIATION

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. If you report an actual or suspected violation by another, you will not be subject to discipline or retaliation of any kind for making a report in good faith. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

2.8	WAIVERS OF CODE

Only the General Counsel may waive provisions of this Code for employees. Any waiver of this Code for our directors, executive officers or principal financial officers may be made only by our Board of Directors or an appropriate committee of our Board of Directors and will be disclosed to the public as required by law or the rules of the NASDAQ Stock Market.

3	CONFLICTS OF INTEREST

3.1	IDENTIFYING POTENTIAL CONFLICTS OF INTEREST

The Company’s reputation may be impaired by conflicting relationships or activities. A conflict of interest can occur when an employee’s private interest interferes, or reasonably appears to interfere, with the interests of the Company. You must conduct your outside associations and personal business, financial, and other relationships in a manner that avoids any conflict of interest, or appearance of a conflict of interest, between yourself and the Company. You must avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively. The term “outside association” includes any affiliation, association, interest, relationship, or employment that you have with anyone other than the Company. Further, you must not give the appearance of Company representation in any of your personal affairs.

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It is impractical to conceive and set forth rules that cover every situation in which a conflict of interest may arise. The following is not an exhaustive list of problem areas, but rather a guide in applying the Company’s basic conflict of interest policy to any situation.

•
Employment Relationships. A conflict of interest may arise when you or a member of your immediate family holds a position as an employee, officer or director of an entity with which the Company has or is likely to have a business relationship, or with which the Company competes or is likely to compete. No employee or officer should accept employment with any entity that is a customer, supplier or competitor of the Company. You must also report when a family member has a relationship with an entity with which the Company has or is likely to have a business relationship or with which the Company competes or is likely to compete.

•	Improper Personal Benefits. You may not obtain any improper personal benefits or favors because of your position with the Company.

•
Financial Interests. You should not have a financial interest (ownership or otherwise) in any company that is a customer, supplier or competitor of the Company, unless pre-approved by the General Counsel. Generally, a significant financial interest will not be permitted except in exceptional circumstances. Significant financial interest means (i) ownership of greater than 1% of the equity of a customer, supplier or competitor or (ii) an investment in a customer, supplier or competitor that represents more than 5% of the total assets of the employee making the investment.

•
Corporate Opportunities. You are prohibited from taking advantage of an opportunity to engage in a business activity in which the Company has an actual interest or a reasonable expectation of an interest.

•	Use of Company Assets. You are prohibited from using Company assets to pursue personal interests.

•
Loans or Other Financial Transactions. You should not obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, the Company or any company that is a customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

•
Service on Boards and Committees. You should not serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

•	Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an

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employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, parents, children and siblings, whether by blood, marriage or adoption, and anyone residing in your home.

•
Related Party Transactions Policy. For officers and directors, the Company has also adopted a Related Party Transactions Policy, which has additional guidelines applicable to conduct as an officer or director. If you are an officer or director, you are required to adhere to the terms of the Related Party Transactions Policy.

3.2	DISCLOSING CONFLICTS OF INTEREST

While it is incumbent on each employee to act in a manner at all times that is in the best interests of the Company, and avoid conflicts of interest, the Company recognizes that from time to time, situations may occur in which a conflict or appearance of a conflict of interest is unavoidable. The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to the Company. If you are an employee, you must report it to the Vice President of your department, the Human Resources department, or the General Counsel. If you are an officer, you must report the matter to the General Counsel, and if you are a director, to the Audit Committee. If you are an employee, your Vice President or the Human Resources department will coordinate with the General Counsel to review the matter and resolve it as necessary.

3.3	RESOLVING CONFLICTS OF INTEREST

When a conflict or appearance of a conflict of interest occurs, or is reasonably likely to occur, the Company is committed to resolving the situation in a way that protects the best interests of the Company. Such resolution can take many forms, such as requiring the employee to recuse himself or herself from participating in a particular matter, reassigning duties, or additional measures designed to ensure that the best interests of the Company are not compromised by the conflict of interest. In all cases, conflicts of interest must be handled in an ethical manner; meaning they must be fully disclosed and considered prior to being resolved. Human Resources or the General Counsel, as applicable, will handle all questions of conflicts of interest, including coordinating with the Audit Committee as necessary. Conflicts may be permitted only after full disclosure has been made, the Company (or the Audit Committee, as appropriate) has given prior written approval, and the employee has agreed to adhere to any safeguards put into place to ensure that the best interests of the Company are fully protected in the situation in question. Conflicts of interest resulting from a violation of this Code may also be subject to discipline.

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4	BUSINESS ENTERTAINMENT, MEALS, AND GIFTS

The Company recognizes that occasional exchanges of business courtesies between vendors, suppliers, and our employees, such as entertainment, meals, or gifts, can be helpful in building and maintaining business relationships. However, you should exercise extreme caution when accepting offers of entertainment, meals or gifts, as regular or excessive entertainment, meals or gifts can easily create a conflict or appearance of a conflict of interest, and irreparably damage your reputation and the reputation of the Company. Generally, entertainment and gifts must have a clear business purpose and should benefit the Company by building trust and goodwill in the business relationship. Participating in entertainment such as meals, sports events, golf outings, and celebration functions, etc. with our business partners is acceptable provided the entertainment with the same partner is infrequent, in good taste, in moderation, and not extravagant. Similarly, gifts should be of only nominal value (generally less than $100), infrequent, in good taste, in moderation, and not extravagant. Efforts should also be made so that even when a clear business purpose has been established, the costs for the entertainment or meals are shared, or reciprocated when appropriate and possible. In no event should you ever solicit offers of entertainment, meals or gifts, and similarly, you must never accept entertainment, meals or gifts if there is no clear business purpose, or if such acceptance would create or appear to create a conflict of interest.
Attending supplier sponsored conferences, seminars, and entertainment events where air travel, hotel, or other accommodations are provided, creates more serious concerns. Your participation in events where the sponsor provides both business and entertainment activities is acceptable when your participation is important to the business of the Company. You should not attend these events if it does not serve a significant business purpose for the Company or could cause, or appear to cause, you to favor that supplier over others. If you are invited by suppliers to attend conferences, seminars, or entertainment events where the supplier pays for air travel or other accommodations, you must obtain prior approval from an appropriate senior executive.
Likewise, when interacting with customers and vendors, you are expected to adhere to the policies and procedures established by those entities concerning meals, entertainment and gifts.
If you receive an offer for entertainment or meals that do not accord with these standards, you should politely decline. Similarly, gifts that do not accord with these standards should be returned, with an explanation that the Company’s standards do not permit the employee to retain the gift. The Company, as well as the employee’s supervisor, may also put additional limits and policies in place with respect to entertainment, meals and gifts, including appropriate documentation and notice and approval requirements.

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5	CONFIDENTIAL INFORMATION

Employees have access to a variety of confidential information as a result of their relationship with the Company. Confidential information includes but is not limited to all non-public information of the Company, or its customers or suppliers, and personally identifiable information of employees, or persons associated with the Company’s business partners. You must safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. Your obligation to protect confidential information continues after you leave the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its business partners and could result in legal liability to you and the Company.
Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the General Counsel.

6	COMPETITION AND FAIR DEALING

All employees should endeavor to deal fairly with fellow employees and with the Company’s customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

6.1	RELATIONSHIPS WITH CUSTOMERS

Our business success depends upon our ability to foster lasting customer relationships. The Company is committed to dealing with customers fairly, honestly, and with integrity. Specifically, you should keep the following guidelines in mind when dealing with customers:

•	Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

•	Employees should not refuse to sell the Company’s products or services simply because a customer is buying products or services from another supplier.

•
Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to, or a reward for, customer purchase decisions.

6.2	RELATIONSHIPS WITH SUPPLIERS

The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors. Employees dealing with suppliers should carefully guard their objectivity. Specifically, you should not accept or solicit any

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personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, your objective assessment of the supplier’s products and prices.

6.3	RELATIONSHIPS WITH COMPETITORS

The Company is committed to free and open competition in the marketplace. You should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices. For a further discussion of appropriate and inappropriate business conduct with competitors, see “Compliance with Laws: Antitrust” below.

7	PROTECTION AND USE OF COMPANY ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of Company funds or assets for any unlawful or improper purpose is prohibited.
To ensure the protection and proper use of the Company’s assets, you should:

•	Exercise reasonable care to prevent theft, damage or misuse of Company property.

•	Report the actual or suspected theft, damage or misuse of Company property to a supervisor.

•	Use the Company’s telephone system, other electronic communication services, written materials and other property for business-related purposes.

•	Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

•	Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.
You should also be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

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8	COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.
All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are also responsible for understanding and complying with record keeping policies as established by the Company from time to time. Ask your supervisor if you have any questions.

9	POLITICAL CONTRIBUTIONS AND ACTIVITIES

The Company encourages its employees to participate in the political process as individuals and on their own time. However, federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates. It is Company policy that Company funds or assets are not be used to make a political contribution to any political party or candidate, unless prior approval has been given by the General Counsel.
The following guidelines are intended to ensure that any political activity you pursue complies with this policy:

•	Contribution of Funds. You may contribute your personal funds to political parties or candidates. The Company will not reimburse you for personal political contributions.

•	Volunteer Activities. You may participate in volunteer political activities during non-work time. You may not participate in political activities during work time.

•
Use of Company Facilities. The Company’s facilities should not be used for political activities (including fundraisers or other activities related to running for office). The Company may make its facilities available for limited political functions, including speeches by government officials and political candidates, with the approval of the General Counsel.

•
Use of Company Name. When you participate in political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company. For instance, Company letterhead should not be used to send out personal letters in connection with political activities.

These guidelines are intended to ensure that any political activity you pursue is done voluntarily and on your own resources and time. Please contact the General Counsel if you have any questions about this policy.

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10	COMPLIANCE WITH LAWS

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the General Counsel.

10.1	ANTI-BRIBERY

The Company’s anti-bribery prohibition is simple: No employee, officer or director may offer a bribe nor receive a bribe, under any circumstances. The Company maintains an Anti-Bribery Policy, which contains other prohibitions and requirements, for example: reporting of red flag events, restricting hiring of foreign agents and reporting of any violations of the Company’s Anti-Bribery Policy.
If there are any questions regarding the Company’s Anti-Bribery Policy, you should contact the Human Resources department, or the General Counsel.

10.2	EXPORT CONTROL

Various U.S. Government agencies maintain lists that identify individuals or entities barred or restricted from entering into certain types of transactions with U.S. persons. Employees must ensure that the Company does not engage in a transaction with a barred entity or person.  All employees have an obligation to notify the Company’s Human Resources department if any person with whom they are engaging on behalf of the Company are identified on any of these lists. If in doubt, contact the Legal department or Human Resources department for more information on screening to ensure compliance. A consolidated screening list can be found at http://www.bis.doc.gov/index.php/policy-guidance/lists-of-parties-of-concern.
Similarly, various countries are subject to comprehensive United States economic sanctions and trade embargoes, and the Company is prohibited from engaging in transactions that result in any goods, technology or monies being diverted to any customer or end user in Cuba, Iran, North Korea, or Sudan. From time to time the United States also has limited sanctions pertaining to other countries (e.g. Russia, Syria and Libya), so it is important to check if any party to a proposed Company transaction is from a country for which the United States has imposed complete embargoes or partial sanctions.  When in doubt, discuss any potential transaction with the Legal department.  Detailed country-by-country information about these trade sanctions is available at:
http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

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10.3	ANTITRUST

Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business.
In general, U.S. antitrust laws forbid agreements or actions “in restraint of trade.” All employees should be familiar with the general principles of the U.S. antitrust laws. The following is a summary of actions that are violations of U.S. antitrust laws:

•	Price Fixing. The Company may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.

•	Limitation of Supply. The Company may not agree with its competitors to limit its production or restrict the supply of its services.

•	Allocation of Business. The Company may not agree with its competitors to divide or allocate markets, territories or customers.

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Boycott. The Company may not agree with its competitors to refuse to sell or purchase products from third parties. In addition, the Company may not prevent a customer from purchasing or using non-Company products or services.

•	Tying. The Company may not require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase.
Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of the General Counsel. You should try to meet with competitors in a closely monitored and controlled environment for a limited period of time. The contents of your meeting should be fully documented. Specifically, you should avoid any communications with a competitor regarding:

•	Prices;

•	Costs;

•	Market share;

•	Allocation of sales territories;

•	Profits and profit margins;

•	Supplier’s terms and conditions;

•	Product or service offerings;

•	Terms and conditions of sale;

•	Facilities or capabilities;

•	Bids for a particular contract or program;

•	Selection, retention or quality of customers; or

•	Distribution methods or channels.

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Employees should also be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose. At such meetings, you should not discuss pricing policy or other competitive terms, plans for new or expanded facilities or any other proprietary or competitively sensitive information.
Violations of antitrust laws carry severe consequences and may expose the Company and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms. Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact the General Counsel promptly for assistance, approval and review.

10.4	INSIDER TRADING

The laws against insider trading are specific and complex. The Company also maintains extensive policies concerning insider trading designed to help the Company and an employee comply with the laws on insider trading. Employees are responsible for reading and complying with these policies. As a guideline, employees are prohibited from trading in the stock or other securities of the Company while in possession of material, nonpublic information about the Company. In addition, Company employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of the Company on the basis of material, nonpublic information. Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.
Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities. As a rule of thumb, any information that would affect the value of stock or other securities should be considered material. Examples of information that is generally considered “material” include:

•	Financial results or forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations;

•	Important new products or services;

•	Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

•	Possible management changes or changes of control;

•	Pending or contemplated public or private sales of debt or equity securities;

•	Acquisition or loss of a significant customer or contract;

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•	Significant write-offs;

•	Initiation or settlement of significant litigation; and

•	Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s report.
Any questions about information you may possess or about any dealings you have had in the Company’s securities should be promptly brought to the attention of the General Counsel.

11	ACCURACY OF FINANCIAL REPORTS

As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.
Employees working in financial, public relations and legal roles have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. If you work in such a capacity, you are expected to understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

12	PUBLIC COMMUNICATIONS

The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. In addition, the Company is required to periodically make public certain information about itself, and file regular reports concerning its financial and operational performance. The Company also from time to time may choose to issue information of interest to its shareholders or the general public. The Company is committed to ensuring that its communications are truthful, meaningful, consistent, and in compliance with all laws.
To ensure compliance with its standards and its legal obligations, the Company limits the persons who may speak on behalf of the Company, and has extensive procedures in place to review and approve all public communications. You should direct all news media or other public requests for information regarding the Company to the Company’s media relations personnel. The media relations personnel will work with you and the appropriate Company departments to evaluate and coordinate a response to the request. Only persons designated by the Company to speak on its behalf are authorized to disclose information about the Company. Similarly, even when designated as authorized to speak for the

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CODE OF BUSINESS CONDUCT AND ETHICS

Company, an employee should never disseminate any information that has not been pre-approved for release.
Company employees who regularly interact with the media, the securities market, investors or the general public also have a special responsibility to understand and comply with specific laws regarding disclosure, including but not limited to Regulation Fair Disclosure. Contact the General Counsel if you have any questions about the scope or application of the laws applicable to your job responsibilities, including Regulation FD.

13	CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you are faced with making a challenging decision regarding a particular situation, you are not alone. There are many resources available to help resolve ethical questions or concerns. If you have any questions, you may contact:

•	Your immediate supervisor;

•	Other supervisors or management personnel;

•	The Human Resources department;

•	The Company’s Legal department;

•	The General Counsel, at generalcounsel@cyrusone.com

•	The Company’s Ethics Hotline by calling 1-866-822-4720;

•	The Company’s Ethics Website, https://www.openboard.info/CONE/index.cfm,

•	The Company’s dedicated ethics e-mail address, CONE@openboard.info.
We expect all Company employees to adhere to these standards.

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